Exhibit 99.1

[Realogy Letterhead]

REALOGY CLOSES ON $515 MILLION OF EXPECTED $650 MILLION OF

SECOND LIEN INCREMENTAL TERM LOANS

Realogy immediately reduces debt by approximately $70 million

Apollo Management, L.P. increases its investment in Realogy through purchases of approximately $970 million in bonds

PARSIPPANY, N.J., September 28, 2009 – Realogy Corporation, a global provider of real estate and relocation services owned by an affiliate of Apollo Management, L.P., today announced that it has closed on the incurrence of $515 million aggregate principal amount of second lien incremental term loans, which amount the Company expects to be increased to $650 million, at 13.5% and priced at 100%, or par value, that mature in 2017. Realogy will issue $515 million today and an additional $135 million on a delayed draw basis on Oct. 9, 2009, subject to receipt of additional lender commitments for which there can be no assurances such commitments will be obtained.

The Company said it would use the proceeds from the incurrence of the incremental term loans to (1) reduce at least $365 million of borrowings on its $750 million revolver under its existing credit facility and (2) refinance approximately $220 million of 11.00%/11.75% Senior Toggle Notes due 2014 from affiliates of Icahn Partners, L.P. for $150 million of borrowings. The net effect of the transactions is that Realogy will immediately reduce its outstanding debt by approximately $70 million. The amount of the incremental term loans was upsized from the amount previously disclosed in the Company’s regulatory filing on Sept. 24, 2009.

“We are pleased with both our ability to raise new capital in today’s credit market and Apollo’s increased investment in our company through purchases of Realogy’s bonds,” said Realogy President & CEO Richard A. Smith. “These are tremendous signs of investor confidence in Realogy, our business model and the value of our brands as well as the performance of our management team and our employees. Securing these incremental term loans goes a long way toward increasing our long-term liquidity and financial flexibility.”

As part of Realogy’s recent regulatory filings, it noted that Apollo had advised the Company that through one of its affiliates Apollo has substantially increased its investment in Realogy largely through open-market purchases of unsecured notes. Upon today’s closing of incremental term loans, Apollo’s ownership of Realogy’s existing unsecured notes is approximately $970 million in aggregate principal amount.

Forward-Looking Statements

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy to be materially

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different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including statements relating to increasing the amount of second lien incremental term loans to $650 million, are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: substantial amount of outstanding debt; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; the final resolution or outcomes with respect to Cendant’s contingent liabilities, including tax liabilities; continuing adverse developments in the residential real estate markets; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of the ongoing recession and related high levels of unemployment in the U.S. and abroad; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2009 and June 30, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,400 offices and 270,000 sales associates doing business in 93 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or obtain a link for your RSS reader at www.realogy.com/media.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

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